UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)OF THE SECURITIES EXCHANGE ACT OF 1934.


                                     Commission File Number:  0-14451


                          Acap Corporation
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       (Exact name of registrant as specified in its Charter)


10555 Richmond Avenue, 2nd Floor, Houston, TX 77042   (713) 974-2242
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                   (Address, including zip code, and
                 telephone number, including area code,
              of registrant's principal executive offices)


                      Common Stock, $.10 par value
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        (Title of each class of securities covered by this Form)

                               None
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                (Title of all other classes of securities
                   for which a duty to file reports
                  under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)   [ X ]        Rule 12h-3(b)(1)(i)   [ X ]
     Rule 12g-4(a)(1)(ii)  [   ]        Rule 12h-3(b)(1)(ii)  [   ]
     Rule 12g-4(a)(2)(i)   [   ]        Rule 12h-3(b)(2)(i)   [   ]
     Rule 12g-4(a)(2)(ii)  [   ]        Rule 12h-3(b)(2)(ii)  [   ]
                                        Rule 15d-6            [   ]

Approximate number of holders of record as of the certification or notice date: 241

Pursuant to the requirements of the Securities Exchange Act of 1934, Acap Corporation has caused this certification / notice to be signed on its behalf by the undersigned duly authorized person.


Date: May 14, 2003          By:  /s/ William F. Guest
                                 -----------------------------------
                                 William F. Guest
                                 Chairman of the Board and President